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                                                                     EXHIBIT 8.2

  [LETTERHEAD OF JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.]

                                November 8, 2004

Business Holding Corporation
6100 Corporate Boulevard
Baton Rouge, Louisiana  70808

Attn: Charles E. Roemer, III

Gentlemen:

            We have acted as special tax counsel to Business Holding Corporation ("BHC") in connection with the proposed transaction described below and have been requested to issue our opinion as to certain of the federal income tax consequences of that transaction. This opinion is rendered as part of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement/prospectus of BancorpSouth, Inc. ("BancorpSouth") and BHC (the "Proxy Statement/Prospectus"). This opinion is provided pursuant to the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act.

            In connection with the foregoing, we have examined the Agreement and Plan of Merger (the "Agreement") among BancorpSouth and BHC dated as of September 17, 2004 (together with the exhibits and schedules thereto, the "Agreement"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. Capitalized terms not otherwise defined herein have the meaning given to them in the Agreement.

            The Boards of Directors of BancorpSouth and BHC have determined that it is desirable and in the best interests of their respective corporations that BHC merge with and into BancorpSouth in accordance with the laws of the States of Louisiana and Mississippi (the "Merger"), that the separate existence of BHC shall cease and that BancorpSouth shall continue. Pursuant to the Merger, at the Effective Time, by reason of the Merger, all of the issued and outstanding shares of BHC stock immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive cash and Stock Consideration which will be allocated among the holders of the BHC Stock in accordance with
Section 1.4 of the Agreement.

            The opinions contained herein are based upon the representations and statements contained in the aforementioned documents and are limited in all respects to matters of federal income tax law. In rendering our opinion, we have assumed the following: (i) the Merger will be consummated in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Agreement (including the purposes of the parties for consummating the Merger) are accurate and complete, and (iii) the representations made to us by BHC and BancorpSouth, in their Certificates (the "Certificates") dated of even date with this letter and delivered to us for purposes of this opinion are accurate and complete.

            Based upon the foregoing, and having considered the applicable federal income tax law as it exists on the date hereof, we are of the opinion that:

      (1) The Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      (2) Each of BancorpSouth and BHC will be a party to the reorganization as defined in Section 368(b) of the Code.

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      No opinion is expressed as to any other aspect of the Merger other than the opinions set forth above. These opinions represent our conclusions as to the application of existing law to the facts of the proposed Merger. There can be no assurance that contrary positions may not be successfully asserted by the Internal Revenue Service, or that a court considering any issue would not hold otherwise. Moreover, no opinion is rendered with respect to the effect, if any, that pending or future legislation may have on any of the foregoing matters.

      This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of and effective on the date hereof, any one or more of which are subject to change either prospectively or retroactively.

      This opinion is rendered for the sole benefit of BHC and the stockholders of BHC, and is not to be used, circulated or otherwise referred to in connection with any transaction other than those contemplated by the Agreement and the Merger. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the headings "THE MERGER-Material United States Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Sincerely,

                                   JONES, WALKER, WAECHTER,
                                   POITEVENT, CARRERE & DENEGRE,
                                   L.L.P.

                                   By: /s/ Robert R. Casey
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                                       Robert R. Casey, Partner